Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL and of the type of information that the registrant treats as private or confidential AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

THE TRANSFER, SALE AND ASSIGNMENT OF THIS NOTE ARE SUBJECT TO RESTRICTIONS. NO TRANSFER, SALE OR ASSIGNMENT OF THIS NOTE SHALL BE EFFECTIVE UNLESS MADE IN COMPLIANCE WITH THE PROVISIONS HEREOF AND PROPERLY REFLECTED IN SCHEDULE I HERETO.

VENU HOLDING CORPORATION
SECURED PROMISSORY NOTE AND GUARANTY AGREEMENT

$20,000,000	July 17, 2026

FOR VALUE RECEIVED, Venu Holding Corporation, a Colorado corporation (the “Company”), together with Sunset at McKinney LLC, a Colorado limited liability company (“McKinney Improvement Owner”), Sunset Ground at McKinney LLC, a Colorado limited liability company (“McKinney Ground Owner”), Sunset at El Paso LLC, a Colorado limited liability company (“El Paso Improvement Owner”), Sunset Ground at El Paso LLC, a Colorado limited liability company (“El Paso Ground Owner”), Hall at Centennial LLC, a Colorado limited liability company (“Centennial Owner”) and Sunset Hospitality Collection, LLC, a Colorado limited liability company (“SHC Owner”), each in its capacity as a Guarantor hereunder pursuant to Section 10 below, join as parties to this Note. The Company promises to pay to Ryan, LLC, a Texas limited liability company (together with its successors and permitted assigns, “Lender”), in lawful money of the United States of America, the principal sum of (i) $20,000,000, plus (ii) Lender’s third-party legal fees, costs and expenses incurred in connection with the negotiation of this Secured Promissory Note (this “Note”), not to exceed $500,000, which shall be capitalized into the principal amount of this Note, plus (iii) accrued interest following the date of this Note, which shall be capitalized into the principal amount of this Note (as so capitalized, and as may be increased from time to time by payment-in-kind interest pursuant to Section 1(b) below, the “Principal Amount”), together with interest thereon as set forth in Section 1 below. The unpaid Principal Amount, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the date that is ninety (90) days after the date of this Note (such date, the “Maturity Date”), or (B) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared, or automatically become, due and payable pursuant to Section 7 below.

The following is a statement of the rights of Lender and the conditions to which this Note is subject, and to which Lender, by the acceptance of this Note, agrees:

1. Payments.

(a) Voluntary Prepayment. This Note may be prepaid by the Company (in full or in part), at any time without penalty or premium.

(b) Interest Payments. Interest shall accrue on the outstanding Principal Amount of this Note at a rate equal to eighteen percent (18%) per annum (the “Interest Rate”), computed on the basis of the actual number of days elapsed and a year of 360 days. Accrued interest shall be paid in kind by being added to the Principal Amount of this Note on the last Business Day of each calendar month during which this Note remains outstanding, and shall be payable in cash in full together with the repayment of this Note at the Maturity Date.

(c) Maturity Payment. At the Maturity Date, all then-outstanding Obligations, including the then-outstanding Principal Amount and accrued and unpaid interest, shall be due and payable in cash in full.

(d) Manner of Payment. Any payments made to Lender under this Note in cash shall be delivered on the date such payment is due to Lender at the address specified in Section 9(c) below, or at such other address, or in such other manner, as Lender may from time to time direct in writing.

(e) Mandatory Repayment. Within two (2) Business Days of the Company’s receipt of any of the following, the Company shall repay this Note in an amount equal to (i) [***] of the net proceeds of the first tranche of [***] proceeds attributable to each of the [***] and (ii) [***] of the net proceeds of each of the following: (A) any other tranche of [***] proceeds not described by clause (f)(i) above; (B) any government incentive payments and refunds or rebates related to the El Paso Property and the McKinney Property; (C) any FireSuite Receivables; (D) any net proceeds from issuances of equity by the Company; and (E) the proceeds of any indebtedness which is not expressly permitted to be incurred or issued pursuant to this Note.

(f) Use of Proceeds. The Company shall use the proceeds of this Note solely to fund construction costs for in-development amphitheater projects (“Amphitheater Projects”).

(g) Default Rate. During any period in which an Event of Default has occurred and is continuing, interest shall accrue on the outstanding Principal Amount at a rate equal to the sum of the Interest Rate then in effect plus 6.75% per annum, payable in kind in the same manner as interest under Section 1(b) above.

2. Security. As security for the payment or performance, as the case may be, in full of this Note and the Obligations hereunder, the Company and each Guarantor hereby grants to Lender in the Company’s or the applicable Guarantor’s, as applicable, right, title and interest in, to and under any and all of the assets and properties described in Exhibit A hereto (as may be updated as may be mutually agreed between the Company and Lender), whether now owned or at any time hereafter acquired by the Company or such Guarantor or in which the Company or such Guarantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”).

3. Conditions Precedent. The obligation of Lender to fund the loan evidenced by this Note is subject to the satisfaction, or waiver in writing by Lender, of each of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Note and the other Loan Documents shall be true and correct in all material respects as of the date of this Note; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default. No Default or Event of Default shall have occurred and be continuing, or would result from the incurrence of the Obligations under this Note.

(c) Note. Lender shall have received this Note, duly executed and delivered by the Company and each Guarantor.

(d) JW Roth Guarantee. Lender shall have received a Guaranty duly executed and delivered by JW Roth, in form and substance satisfactory to Lender (the “JW Roth Guarantee”).

(e) Collateral Documents. Lender shall have received the Collateral Documents (except to the extent such Collateral Documents are listed on Schedule II), duly executed and delivered by the Company, the Guarantors, together with UCC financing statements and such other documentation as Lender may reasonably request in order to obtain and perfect its Liens on the Collateral.

(f) Organizational Documents. Lender shall have received copies of the Company’s and the Guarantors’ organizational documents, certified as being true, correct and complete.

(g) Resolutions. Lender shall have received copies of resolutions of the Company and the Guarantors’ authorizing the execution, delivery and performance of this Note and the other Loan Documents to which it and each of its applicable subsidiaries is a party, together with specimen signatures of the Persons authorized to execute such documents on the Company’s and each Guarantor, in each case certified by an authorized representative of the Company and each Guarantor.

2

(h) Good Standing. Lender shall have received a certificate of good standing for the Company and each Guarantor, dated no earlier than thirty (30) days prior to the date of this Note, from the Secretary of State of the State of Colorado.

(i) Lien Searches. Lender shall have received financing statement lien search results against the Company and each Guarantor evidencing the absence of Liens on the Collateral, except for Permitted Liens.

(j) Pueblo Waiver/Consent. Lender shall have received a waiver or consent, in form and substance satisfactory to Lender, from the lender under the Pueblo Facility, confirming that the Company’s and each Guarantor’s execution, delivery and performance of this Note and the other Loan Documents, and the incurrence of the Obligations hereunder, do not constitute a default or breach under the Pueblo Facility.

(k) Legal Matters. All legal matters incident to this Note and the other Loan Documents shall be reasonably satisfactory to Lender and its counsel.

(l) Other Documents. Lender shall have received such other agreements, instruments, documents, certificates and opinions as Lender may reasonably request.

4. Representations and Warranties. The Company and each Guarantor represents and warrants to Lender that the following are true and correct as of the date of this Note and shall remain true and correct until the Obligations have been paid in full:

(a) Organization and Qualification. The Company and each Guarantor is validly existing under the laws of the State of Colorado, and each is duly licensed or qualified and in good standing in each jurisdiction in which the nature of its business requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.

(b) Authority and Validity of Obligations. The Company and each Guarantor has full right and authority to enter into this Note and the other Loan Documents to which it is a party, to grant to Lender the Liens described herein (as applicable), and to perform all of its obligations hereunder and under the other Loan Documents to which it is a party. The Loan Documents delivered by the Company and each Guarantor, as applicable, have been duly authorized, executed and delivered by the Company and each Guarantor, as applicable, and constitute valid and binding obligations of the Company and each Guarantor, as applicable, enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws and general principles of equity. This Note and the other Loan Documents do not, nor does the performance or observance by the Company or any Guarantor of any of the matters and things herein or therein provided for, (i) violate or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any Guarantor or any organizational documents of the Company or any Guarantor, (ii) violate or constitute a default under any covenant, indenture or agreement of or affecting the Company or any Guarantor, in each case where such violation or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien upon the Collateral other than the Liens granted in favor of Lender or Permitted Liens.

(c) Use of Proceeds; Legal Compliance. The Company shall use the proceeds of this Note as set forth in Section 1(f) above. The Company is not engaged in any illegal activities as determined under applicable federal, state or local law, and no part of the proceeds of this Note will be used in the furtherance of any illegal activities. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of this Note will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

(d) Financial Reports. The financial statements most recently provided to Lender by the Company have been prepared on a consistent basis and fairly present the financial condition of the Company as of the date of such statements and the results of its operations and changes in financial position for the respective periods then ended in conformity with GAAP applied on a consistent basis. As of the dates of such financial statements, the Company has no material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since the date of such statements, there has been no material adverse change in the business, operations, Property, assets or condition, financial or otherwise, of the Company.

3

(e) Full Disclosure. The written statements and information furnished to Lender in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Lender to provide all or part of the financing contemplated hereby do not, as of the date of this Note, contain any untrue statements of a material fact or omit to state a material fact necessary to make the material statements contained therein not misleading in light of the circumstances in which they are made, Lender acknowledging that as to any projections furnished, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable at the time such projections were prepared.

(f) Governmental Authority and Licensing. The Company has received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct its business, except in each case, where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which could reasonably be expected to result in revocation or denial of any material license, permit or approval of the Company is pending or, to the knowledge of the Company, threatened against the Company unless such revocation or denial could not reasonably be expected to have a Material Adverse Effect.

(g) Good Title. The Company has, or immediately after the date hereof will have, good and defensible beneficial title to the Collateral it has pledged to Lender, subject to no Liens other than Permitted Liens. Each Property Owner has good, marketable, and insurable fee simple title to its Real Property, free and clear of all Liens other than Permitted Liens. Each Deed of Trust, when properly recorded in the appropriate records will create (a) a valid, perfected first priority lien on such Real Property, subject only to the Permitted Liens, and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Ground Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Liens. There are no claims for payment for work, labor or materials affecting the Real Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

(h) Litigation. Except as disclosed to Lender in writing, there is no litigation, suit, proceeding, arbitration, governmental investigation or controversy pending or, to the Company’s or any Guarantor’s knowledge, threatened against the Company or any Guarantor that, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i) Taxes. All tax returns (if any) required to be filed by or on behalf of the Company or any Guarantor in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges imposed upon the Company, any Guarantor or any of their Properties (including, but not limited to, the payment of Real Property taxes as more fully set forth in each Deed of Trust) have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves have been provided or such tax returns for which the failure to file and such taxes, assessments, fees, and other governmental charges for which the failure to pay could not reasonably be expected to result in a Material Adverse Effect. The Company and each Guarantor do not know of any proposed additional tax assessment against the Company or any Guarantor for which adequate provisions have not been made. Adequate provisions on the books of the Company and each Guarantor have been made for taxes which are being contested in good faith by the Company for all open years, and for its current fiscal period.

(j) Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary for the valid execution, delivery or performance by the Company of any Loan Document, except for the filing of financing statements and each Deed of Trust as contemplated by the Loan Documents, such approvals which have been obtained prior to the date of this Note and remain in full force and effect or where the absence of such authorization, consent, license or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, or approval or consent of any other Person could not reasonably be expected to have a Material Adverse Effect.

4

(k) Investment Company. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Compliance with Laws. The Company is in compliance with the requirements of all Legal Requirements applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company has received no notice from any Governmental Authority that its operations are not in compliance with any of the requirements of applicable Environmental Laws or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Substance into the environment, where any such non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. With respect to the Real Property, the current zoning law and declarations covering the Real Property permit the construction of the Amphitheater Projects. The Amphitheater Projects will be in compliance with all zoning, Environmental Laws, and other applicable Legal Requirements, restrictions, requirements and easements then in effect. The Real Property currently is, and, upon completion of construction of the Amphitheater Projects the use thereof, will be in all respects in compliance with all Legal Requirements, and such compliance is not dependent on any land, improvements or facilities not a part of the Real Property. There are no pending, or to Company or any Guarantor’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the zoning applicable to the Real Property or any part thereof, any of the Licenses as currently existing.

(m) Affiliate Transactions. The Company is not a party to any contract or agreement with any of its Affiliates on terms less favorable to the Company than would be generally available on an arm’s-length basis from unrelated third parties.

(n) ERISA. The Company and each member of its Controlled Group has fulfilled its obligations under, and is in compliance in all material respects with, ERISA and the Code, and no ERISA Event has occurred or is reasonably expected to occur.

(o) USA Patriot Act; OFAC. Neither the Company, its Affiliates, nor any of their respective authorized representatives has violated any Anti-Terrorism Laws or is a Blocked Person, nor is acting or benefiting in any capacity in connection with this Note in violation of any Anti-Terrorism Law.

(p) Other Agreements. The Company is not in default under any covenant, indenture or agreement affecting it that could reasonably be expected to have a Material Adverse Effect.

(q) Solvency. The Company and each Guarantor is Solvent, is able to pay its debts as they become due, and has sufficient capital to carry on its business.

(r) No Default. No Default or Event of Default has occurred and is continuing.

(s) Ownership and Priority of Collateral. The Company is the legal and beneficial owner of the Collateral and has the right to pledge the same to Lender. This Note creates a valid Lien in favor of Lender in the Collateral and, when properly perfected, shall constitute a valid, first priority (except for Permitted Liens), perfected Lien in the Collateral, free and clear of all other Liens except for Permitted Liens. All descriptions of Collateral in this Note and related definitions are true and correct.

(t) Condemnation. No Condemnation or other similar proceeding has been commenced or, to the best knowledge of Company and each Guarantor, is threatened or contemplated with respect to all or any portion of the Real Property or for the relocation of any roadway providing access to such Real Property.

(u) Utilities and Public Access. All of the various utility services required to service the Real Property for its intended use (including, without limitation, steam supply, electric power, domestic water, sewerage storm water, gas and telecommunications) and other utilities have been or will be made available to the Amphitheater Projects and the Real Property, and will be provided by the local municipalities or utility companies.

5

(v) Separate Lots. Each of the El Paso Property, the McKinney Property, the Centennial Property, and the SHC Property is comprised of one (1) or more contiguous parcels which constitute a separate tax lot or lots and does not constitute or include a portion of any other tax lot.

(w) Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Real Property, nor are there any contemplated improvements to the Real Property that may result in such special or other assessments.

(x) Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including but not limited to, certificates of occupancy, if applicable (collectively, the “Licenses”) required as of the date hereof with respect to the Real Property and the construction (but not the occupancy or operation) of the Amphitheater Projects have been obtained and are in full force and effect.

(y) Flood Zone. None of the Improvements on the Real Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 5(d) hereof is in full force and effect with respect to the Real Property.

(z) Physical Condition. The Real Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components are in good condition, order and repair in all material respects. There exists no structural or other material defects or damages in the Real Property, whether latent or otherwise, and neither Company nor any Guarantor has received notice from any insurance company or bonding company of any defects or inadequacies in the Real Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(aa) Boundaries. All of the Improvements lie wholly within the boundaries and building restriction lines of the Real Property, and no improvements on adjoining properties encroach upon the Real Property, and no easements or other encumbrances upon the Real Property encroach upon any of the Improvements, so as to adversely affect the value or marketability of the Real Property except those easements or other encumbrances with respect to which the Title Policy insures against any losses resulting therefrom.

(bb) Leases. The Real Property is not subject to any lease, sublease or sub-sublease, letting, license, concession, or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Real Property Leases (collectively, “Leases”), other than the Ground Leases. No Person has any possessory interest in the Real Property or right to occupy the same except under and pursuant to the provisions of the Ground Leases.

(cc) Ground Lease.

(i) El Paso Ground Owner is the current owner and lessor of landlord’s interest in the El Paso Ground Lease, and Sunset at El Paso, LLC, a Colorado limited liability company, is the current owner and lessee of tenant’s interest therein. McKinney Ground Owner is the current owner and lessor of landlord’s interest in the McKinney Ground Lease, and Sunset at McKinney, LLC, a Colorado limited liability company is the current owner and lessee of tenant’s interest therein.

(ii) Each Ground Lease is in full force and effect and there have not been amendments or modifications to the terms of the Ground Lease, with the exception of written instruments which have been recorded or as disclosed to Lender in this Agreement.

(iii) The Ground Lease may not be terminated, surrendered or amended without the prior written consent of Lender and any such action without Lender’s consent shall not be binding on Lender.

6

(iv) Except for the Permitted Liens and other encumbrances of record, the Ground Lease Party’s interests in any Ground Lease are not subject to any Liens or encumbrances superior to, or of equal priority with, the applicable Deed of Trust other than the Property Owner’s related fee interest. The Ground Lease shall remain prior to any Lien upon the related fee interest that may hereafter be granted.

(v) Each Ground Lease Party’s interest in the Ground Lease is assignable, without the consent of any other Ground Lease Party, to Lender, the purchaser at any foreclosure sale or the transferee under a deed or assignment in lieu of foreclosure in connection with the foreclosure of the Lien of the Deed of Trust or transfer of leasehold estate by deed or assignment in lieu of foreclosure. Thereafter, the Ground Lease is further assignable by such transferee and its successors and assigns without the consent of any Ground Lease Party.

(vi) All rights of any Ground Lease Party under each Ground Lease may be exercised by or on behalf of Lender upon an Event of Default hereunder. As of the date hereof, each Ground Lease is in full force and effect and no default has occurred on the part of any Ground Lease Party under the applicable Ground Lease, nor to Company or any Guarantor’s knowledge has any default occurred by the applicable Ground Lease Parties under such Ground Lease. There is no existing condition which, but for the passage of time or the giving of notice, could result in a default by any Ground Lease Party. The Ground Leases permits all leasehold interests to be encumbered by a mortgage, or the applicable Ground Lease Parties have approved and consented to the encumbrance of the applicable Ground Lease Party’s interest by the Deeds of Trust.

(dd) Development Agreements. The El Paso 380 Agreement and the McKinney 380 Agreement are each in full force and effect, and no default or event which, with the giving of notice, the passage of time, or both, would constitute a default exists thereunder.

5. Covenants. Until the Obligations have been paid in full, the Company and each Guarantor covenants and agrees that:

(a) Maintenance of Business. The Company and each Guarantor shall preserve and maintain its existence and all licenses, permits, approvals and other rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Maintenance of Property. The Company and each Guarantor shall maintain and preserve the Collateral in good repair, working order and condition, ordinary wear and tear excepted.

(c) Taxes. The Company and each Guarantor shall duly pay and discharge all taxes, rates, assessments, fees, and governmental charges of any kind or nature upon or against it, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefore or would not be expected to have a Material Adverse Effect.

(d) Insurance. The Company and each Guarantor shall insure and keep insured the Collateral with sound and reputable insurance companies reasonably acceptable to Lender, against loss or damage as is customary for similarly situated businesses (the “Insurance”), and, upon request, shall provide Lender with certificates evidencing such insurance and that the applicable premium has been paid.

In the event the Real Property is ever found to be in a flood zone, the Company and each Guarantor hereby agrees to obtain flood insurance as is customary for similarly situated real property in such amounts and with such deductibles and under policies in such form as shall be reasonably satisfactory to Lender. In the event the Company or any Guarantor does not obtain or maintain the flood insurance as required in this paragraph within thirty (30) days after written notice of such failure is received from Lender, Lender shall be permitted to purchase such flood insurance, at the Company’s and the Guarantors’ sole cost and expense.

7

The Company and each Guarantor hereby agrees to direct all insurers under the Real Property Insurance to pay all proceeds payable thereunder to Lender and all proceeds received by Lender shall be delivered to the Company or the applicable Guarantor for the sole purpose of replacing or repairing the damaged Real Property Collateral, except if an Event of Default has occurred and is continuing in which case such proceeds may be applied to the Obligations in such order and manner as Lender shall reasonably determine. Upon the occurrence and during the continuance of an Event of Default, the Company and each Guarantor irrevocably, makes, constitutes and appoints Lender (and all authorized representatives, employees or agents designated by Lender) as the Company’s and each Guarantor’s true and lawful attorney-in-fact (and agent-in-fact) for the purpose of making, settling and adjusting claims with respect to any Real Property Collateral under the Real Property Insurance, endorsing the name of the Company or any Guarantor on any check, draft, instrument or other item of payment for the proceeds of the Real Property Insurance payable in with respect to any Real Property Collateral and making all determinations and decisions with respect to the Real Property Insurance with respect to any Real Property Collateral. In the event that Lender is entitled hereunder to receive proceeds under the Real Property Insurance, Lender will have no obligation to see to the proper application of any Real Property Insurance proceeds paid over to the Company or any Guarantor, nor will any such proceeds received by Lender bear interest or be subject to any other charge for the benefit of the Company or any Guarantor. Upon the occurrence and during the continuance of any Event of Default, Lender may, prior to the application of any Real Property Insurance proceeds, commingle them with Lender’s own funds and otherwise act with regard to such proceeds as Lender may determine in Lender’s sole discretion.

If the Company or any Guarantor at any time or times hereafter shall fail to obtain or maintain any of the Real Property Insurance or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation or default by the Company or any Guarantor hereunder, may (but shall be under no obligation to) obtain and maintain the Real Property Insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable. All sums disbursed by Lender in connection with any such actions, including without limitation reasonable attorney’s fees, expenses, and costs, and other charges relating thereto, shall constitute Obligations hereunder and shall be payable on demand by the Company or the applicable Guarantor to Lender and, until paid, shall bear interest at the Default Rate.

(e) Reporting. The Company and each Guarantor shall maintain a standard system of accounting in accordance with GAAP and shall furnish Lender such financial and other information as Lender may reasonably request, including prompt written notice of (i) any material adverse change in the Company’s or any Guarantor’s financial condition, (ii) any threatened or pending litigation that could reasonably be expected to have a Material Adverse Effect, and (iii) the occurrence of any Default or Event of Default.

(f) Inspection. The Company and each Guarantor shall permit Lender, and its duly authorized representatives and agents, during regular business hours and with not less than twenty-four (24) hours’ prior notice (except after the occurrence of an Event of Default), to inspect the Collateral and its books and records.

(g) Liens. The Company and each Guarantor shall not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other Lien (including, but not limited to, a Lien of attachment, judgment or execution) affecting any of the Collateral (including investment properties and Subsidiaries), or execute or allow to be filed any financing statement or continuation thereof affecting any of the Collateral, except for Permitted Liens.

(h) Borrowings and Guaranties. Without Lender’s prior written consent, the Company and each Guarantor shall not issue, incur, assume, create or have outstanding any indebtedness for borrowed money (including leases), or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate (other than in the ordinary course of business) any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing shall not restrict nor operate to prevent nor require Lender’s prior written consent with respect to:

(i) the Obligations of the Company and each Guarantor to Lender of any kind or nature;

(ii) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

8

(iii) current accounts payable in the ordinary course of the Company’s and each Guarantor’s business;

(iv) indebtedness between and among the Company and the Company’s wholly owned subsidiaries;

(v) fixtures or equipment (excluding inventory) purchased and financed within the ordinary course of business;

(vi) obligations arising under the Pueblo Facility;

(vii) obligations arising under [***]; provided, that the terms thereof (A) are in no way adverse to Lender’s interests and (B) expressly provide that borrower thereof may collaterally assign proceeds of such [***] to Lender or another secured party;

(viii) obligations arising under any indebtedness extended to the Company to finance the project at the Broken Arrow Property;

(ix) obligations arising under any indebtedness extended to the Company to finance the project at the Centennial Property; provided that definitive documentation for [***] relating to the project at the Broken Arrow Property and the project at the Centennial Property shall have been entered into, the initial fundings thereunder shall have occurred, and the proceeds thereof shall have been applied in accordance with the mandatory prepayment provisions hereof;

(x) the execution and delivery of deliver triple-net leases with respect to interests and rights in “Lux FireSuites” or other fractional ownership interests for, or at, current and in-development amphitheater projects; or

(xi) obligations arising in connection with Permitted Liens.

(i) Compliance with Laws; Environmental Matters. The Company and each Guarantor shall comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its assets or business operations, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon the Collateral (except Permitted Liens), and shall promptly notify Lender of any noncompliance with Environmental Laws.

(j) ERISA. The Company and each Guarantor shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of the Collateral (other than Permitted Liens). The Company and each Guarantor shall promptly notify Lender of the occurrence of an ERISA Event.

(k) Change in Nature of Business. The Company and each Guarantor shall not engage in any business or activity that would materially change the general nature of its business as conducted as of the date hereof.

(l) Mergers, Consolidations and Sales. The Company and each Guarantor shall not liquidate, dissolve, merge or consolidate with or into any other entity, or transfer, lease or dispose of all or any part of the Collateral, including any sale-leaseback transaction, without Lender’s prior written consent, not to be unreasonably withheld.

9

(m) Investments, Acquisitions, Loans and Advances. The Company and each Guarantor shall not, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(i) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(ii) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(iii) investments in certificates of deposit issued by Lender or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(iv) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (i) above entered into with any bank meeting the qualifications specified in subsection (iii) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(v) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (i), (ii), (iii), and (iv) above;

(vi) accounts receivable arising in the ordinary course of business; and

(vii) any notes or instruments received in settlement of amounts owed to the Company or any Guarantor.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof less any amounts retained in respect of such investment or acquisition (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

(n) Burdensome Contracts with Affiliates. The Company and each Guarantor shall not enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Company or any applicable Guarantor than would be generally available on an arms-length basis from unrelated third parties.

(o) Distributions. The Company and each Guarantor may make distributions so long as no Default or Event of Default exists or would result therefrom.

(p) Use of Proceeds. The Company and each Guarantor shall use the credit extended under this Note solely for the purposes set forth in, or otherwise permitted by, Section 4(c).

(q) Notification of Default. The Company and each Guarantor shall give Lender immediate written notice upon becoming aware of any condition or event constituting a Default or Event of Default.

(r) Capital Expenditures. The Company and each Guarantor may make capital expenditures in or ordinary course of its business so long as no Event of Default exists or would exist after giving effect to such capital expenditures.

(s) Ownership Repurchase. The Company shall not repurchase any ownership interest in the Company without Lender’s prior written consent.

10

(t) Material Notices. The Company and each Guarantor shall give Lender prompt written notice of any and all (a) litigation, arbitration or administrative proceedings to which affects the Collateral; (b) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Company or any Guarantor, and (c) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company, any Guarantor, or any of its or their properties.

(u) Prohibited Activities. The Company and each Guarantor shall not use or permit the use of the Collateral in violation of applicable law, including laws relating to controlled substances.

(v) Cost Overruns. The Company and each Guarantor shall fund any cost overruns associated with improvements relating to the McKinney Property, the El Paso Property and the Centennial Property.

(w) Further Assurances. The Company and each Guarantor shall execute and deliver to Lender upon request, and pay the costs of preparation thereof, all such other and further documents, agreements and instruments in compliance with or accomplishment of the covenants and agreements in this Note or any of the other Loan Documents. The Company and each Guarantor will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Lender may reasonably request or cause Lender’s name to be noted as secured party on any certificate of title for titled Equipment in order to secure, protect, perfect or enforce Lender’s Lien in any Collateral or Lender’s rights under any Loan Document (but any failure to request or assure that the Company or any Guarantor executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of any Loan Document or Lender’s Lien in Collateral, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

(x) Preservation and Possession of Collateral. The Company and each Guarantor shall use commercially reasonable efforts to keep the Collateral in good order, condition and repair in all material respects (reasonable wear and tear excepted); not use the Collateral in any material respect in violation of the provisions of this Note; not use the Collateral in any material respect in violation of any other agreement relating to the Collateral or any policy insuring the Collateral or any applicable statute, law, bylaw, rule, regulation or ordinance; and not permit any Collateral to be or become a fixture to Real Property or an accession to other personal Property unless Lender has a valid, perfected and first priority (except with respect to Collateral subject to a Permitted Lien) Lien for the benefit of Lender in such Property.

(y) Changes in Entity Structure or Location. The Company and each Guarantor shall not, without prior written notice to Lender, alter its corporate existence, merge or consolidate with any other entity, change its state of incorporation or organization, change its registered name, or change the location of its chief executive office or the location where its books and records are kept.

(z) Post-Closing Matters. The Company and each Guarantor will take each of the actions set forth on Schedule II hereto within the time period prescribed therefor on such schedule (as such time period may be extended by Lender in its sole discretion).

(aa) McKinney and El Paso Property Consents. The Company, McKinney Improvement Owner and McKinney Ground Owner will, after consultation with Lender, each use commercially reasonable efforts to obtain any consents, waivers, or other permissions from the City of McKinney, Texas to permit (a) the granting and perfection of the Lien of the Deed of Trust and the other Loan Documents on the McKinney Property in favor of Lender and (b) the exercise by Lender of its rights and remedies thereunder, including any foreclosure or other enforcement actions with respect thereto, (c) a right of Lender to receive any incentives, rebates, reimbursements or other amounts payable under the McKinney 380 Agreement following an Event of Default by Company hereunder, pursuant to an Incentive Assignment Agreement, and (d) only if [***]have not been received by the Company and applied in accordance with the mandatory prepayment provisions hereof by October 15, 2026, the collateral assignment of the McKinney 380 Agreement in favor of Lender. The Company, the El Paso Improvement Owner and El Paso Ground Owner, will, after consultation with Lender, each use commercially reasonable efforts to obtain any consents, waivers, or other permissions from the City of El Paso, Texas to permit (x) a right of Lender to receive any incentives, rebates, reimbursements or other amounts payable under the El Paso 380 Agreement following an Event of Default by Company hereunder pursuant to an Incentive Assignment Agreement and (y) only [***] with respect to [***] have not been received by the Company and applied in accordance with the mandatory prepayment provisions hereof by October 15, 2026, the collateral assignment of the El Paso 380 Agreement in favor of Lender.

11

(bb) El Paso Property Repayments. If the Company, El Paso Improvement Owner or El Paso Ground Owner is required to repay the purchase price of the El Paso Property for any reason, then it will make such payment or ensure that Lender, Lender’s Affiliates, or Lender’s assigns are permitted to make such payment on the Company’s behalf.

(cc) The Company will not cease to own and control (i) 100% of the voting interests of any Guarantor, (ii) 100% of the economic interests in McKinney Ground Owner and El Paso Ground Owner, (iii) at least 60% of the economic interests in McKinney Improvement Owner, El Paso Improvement Owner and Centennial Owner, and (iv) at least 40% of the economic interests in SHC Owner.

(dd) The Company will, and will cause its subsidiaries to, for the period of five years beginning on the date hereof, engage Ryan, LLC and/or its applicable subsidiaries to provide substantially all of the Company’s and its subsidiaries’ tax work, except for limited local and regional tax work which Ryan, LLC and/or its applicable subsidiaries do not perform and work (i) related to their K-1 preparation for interest holders in respect of non-wholly owned subsidiaries and (ii) in support of the VENU Foundation (the “Tax Work”). Any Tax Work for which Lender is engaged will be performed at reasonable market rates. The Company will, and will cause its subsidiaries to, prepare statements of work related to such Tax Work for Ryan, LLC’s review and approval as promptly as practicable following the date of this agreement and as the commercial need for such work shall arise, and take such further steps as Ryan, LLC may reasonably request from time to time to evidence such engagement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the obligations under this Section 5(dd) shall survive repayment of the Note, the Maturity Date and/or any other termination hereof.

(ee) Use of Property. Property Owner shall cause its Real Property to be used, operated and maintained in compliance with all applicable Legal Requirements in a manner consistent with past practices of use, operation and maintenance and Company and Property Owner will not cause or permit any non-conforming use applicable to all or any portion of the Real Property under applicable zoning laws to be discontinued or the non-conforming Improvement to be abandoned without the express written consent of Lender.

(ff) No Joint Assessment. Property Owner shall not suffer, permit or initiate the joint assessment of its Property (a) with any other real property constituting a tax lot separate from the Real Property, and (b) which constitutes real property with any portion of the Real Property which may be deemed to constitute personal property, or any other action or procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Real Property.

(gg) No Further Encumbrances. Property Owner shall do, or cause to be done, all things necessary to keep and protect the Real Property and all portions thereof unencumbered from any Liens, easements or agreements granting rights in or restricting the use or development of the Real Property, except for Permitted Liens. Neither the Company nor any Guarantor shall enter into any contract, agreement or business arrangement or something similar that prohibits, restricts, limits or invalidates any lien, mortgage or security interest in the Collateral created or purported to be created pursuant to the Loan Documents.

(hh) Partition. Property Owner shall not partition its Real Property.

(ii) Transfer Assets. Property Owner shall not Transfer any interest in the Real Property except, in each case, as may be expressly permitted herein or in the other Loan Documents or as otherwise expressly approved by Lender in its sole discretion.

(jj) Access to Property. Property Owner shall permit agents, representatives and employees of Lender to inspect the Real Property or any part thereof during normal business hours on Business Days upon reasonable advance notice.

12

(kk) Construction Contracts.

(i) Property Owner shall (i) promptly perform and observe all covenants, agreements and conditions required to be performed and observed by it under any agreement, contract, permit, license or other instrument relating to the development, construction, ownership, use, operation, management or maintenance of the Amphitheater Projects or otherwise affecting any Real Property, including but not limited to the El Paso 380 Agreement and the McKinney 380 Agreement (collectively, the “Property Contracts”), and do all things necessary to preserve and to keep unimpaired its rights thereunder, (ii) promptly notify Lender in writing of the giving of any written notice of any default by any party under any Property Contract of which it is aware and (iii) promptly enforce the performance and observance of all of the covenants, agreements and conditions required to be performed and/or observed by any other party under each Property Contract to which Property Owner is a party in a commercially reasonable manner as reasonably determined by Property Owner.

(ii) Property Owner shall not, without Lender’s prior written consent: (i) enter into, surrender or terminate any Property Contract to which it is a party or to which Property Owner or the Real Property is subject, (ii) increase or consent to the increase of the amount of any charges under any Property Contract to which it is a party or to which Property Owner or the Real Property is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (iii) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Property Contract to which it is a party or to which Property Owner or the Real Property is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.

(iii) Property Owner shall not enter into any Property Contract without Lender’s prior written consent if such Property Contract (i) provides for any option to purchase and/or a right of first refusal to purchase any portion of the Real Property or any other property; (ii) provides any option for additional space or term; or (iii) provides for any obligations that are personal to the identity of, and by their nature, could only be carried out only by Property Owner.

(ll) Appraisals. At its sole expense Lender shall have the right to order appraisals on the Real Property from time to time.

(mm) Leases.

(i) Property Owner shall not rent, lease, license or otherwise grant an interest in all or any portion of the Real Property without the prior written consent of Lender.

(ii) Property Owner, Guarantor, or an Affiliate thereof, as applicable (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) (1) shall enforce each of the terms, covenants and conditions imposed upon the lessor under the Leases and (2) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not amend, modify or terminate any of the terms, covenants and conditions contained in the Leases without the prior written approval of Lender.

(iii) Any security deposits held by Property Owner, Guarantor, or an affiliate thereof shall be held in compliance with Legal Requirements and any provisions in Leases relating thereto. Upon the occurrence of an Event of Default, within five (5) Business Days following Lender’s written request, Property Owner shall (i) deposit with Lender an amount equal to the aggregate security deposits of the Tenants (and any interest theretofore earned on such security deposits received by Property Owner), except to the extent that, prior to the occurrence of such Event of Default, any such security deposits were applied in accordance with the terms and conditions of the applicable Leases and the terms of the Loan Documents, and (ii) deliver to Lender all letters of credit, bonds and other instruments delivered by Tenants, except to the extent that, prior to the occurrence of such Event of Default, Property Owner shall have returned such letters of credit, bonds or other instrument to the applicable Tenants or applied amounts in respect of such letters of credit, bonds or other instruments, in each case under this clause (ii), in accordance with the terms and conditions of the applicable Leases and the terms of the Loan Documents. All amounts deposited with Lender pursuant to the immediately preceding sentence shall be held by Lender and either made available to Property Owner or delivered to the applicable Tenant, in each case, only as and when required pursuant to the applicable Lease.

13

(iv) All agreements entered into by or on behalf of Property Owner that require payment of leasing commissions or other similar compensation to any party shall (i) provide that the obligation will not be enforceable against Lender or any Lender and (ii) be subordinate to the lien of the Deed of Trust.

(nn) Licenses. Without limiting the other provisions of this Agreement and the other Loan Documents, Property Owner shall keep all Licenses, or shall use commercially reasonable efforts to cause the applicable party to keep, such Licenses in full force and effect and, during the continuance of an Event of Default, to the extent permitted by Legal Requirements, Property Owner will, at the cost of Property Owner, and without expense to Lender, execute, acknowledge and deliver all such writings and take any all further actions necessary or reasonably requested by Lender to transfer any Licenses with respect to the Real Property into the name of Lender or its designee. To the extent any such Licenses cannot be so transferred to Lender or its designee under applicable law, Property Owner shall continue to hold and maintain such Licenses in full force and effect for the benefit of Lender until such time as Lender can obtain such License in its own name or the name of a designee. Without limiting the foregoing, Property Owner shall execute such interim management, leasing or other agreements (which shall be in form and substance reasonably satisfactory to Lender and the applicable licensing authorities) as may be required for Lender to continue operations at the Real Property pursuant to such Licenses until such Licenses are transferred to, or are otherwise obtained by, Lender or its designee. Property Owner constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Property Owner under this Section 5.1.31(a) in the name of Property Owner in the event Property Owner fails to do the same.

(oo) REAs. Property Owner shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the REAs and do all things necessary to preserve and to keep unimpaired Property Owner’s rights thereunder; (ii) promptly notify Lender of any material default under the REAs of which it is aware.

(pp) Title Policy. Property Owner shall (i) pay to Lender all amounts payable to Property Owner under the Title Policy with respect to the Real Property and (ii) shall not amend or modify the Title Policy without Lender’s prior written consent.

(qq) Ground Lease.

(i) Property Owner shall, at its sole cost and expense, promptly perform and observe all material terms, covenants and conditions required to be performed by Property Owner as lessor or lessee under the Ground Lease, including payment of all rent, additional rent, percentage rent and other charges due thereunder. If Property Owner is in default under a Ground Lease, Property Owner shall, subject to the terms of the Ground Lease, grant Lender the right (but not the obligation) to cure such default and otherwise exercise Property Owner, Guarantor, or an Affiliate thereof rights under the Ground Lease, and all sums expended by Lender to cure such default shall be paid by Property Owner to Lender on demand, with interest at the rate set forth in this Agreement from the date expended to the date reimbursed, and shall be secured by the Deed of Trust.

(ii) Company shall promptly notify Lender in writing of any default by Property Owner or Ground Lease Party under the Ground Lease (delivering a copy of any related written notice within five (5) Business Days of receipt), and shall promptly notify Lender of, and deliver a copy of any notice of, any bankruptcy, reorganization or insolvency of the landlord under the Ground Lease, in each case within five (5) Business Days of Property Owner’s receipt.

(iii) Within ten (10) days after Lender’s written demand, Company shall obtain from any Ground Lease Party and furnish to Lender an estoppel certificate stating the date through which rent has been paid and specifying any claimed defaults under the Ground Lease.

(iv) Property Owner shall promptly execute, acknowledge and deliver to Lender such instruments as may be required to permit Lender to cure any default under, or otherwise take action to remedy and preserve its security interest with respect to, the Ground Lease. Property Owner irrevocably appoints Lender as its attorney-in-fact, coupled with an interest and irrevocable, to execute any such documents and take such action in Property Owner’s name after the occurrence of an Event of Default.

14

(v) If Lender (or its nominee, designee, successor or assignee) acquires Property Owner’s title and/or rights under the Ground Lease by foreclosure of the Deed of Trust, deed or assignment in lieu of foreclosure or otherwise, such party shall succeed to and may exercise all of Property Owner’s rights and benefits under the Ground Lease. At Lender’s request, Property Owner shall execute and use commercially reasonable efforts to cause any third party to execute such documents as Lender and its counsel may require to make this provision validly and legally enforceable against Property Owner and all parties claiming through Property Owner.

(vi) Property Owner shall not, without Lender’s written consent, fail to exercise any option or right to renew or extend the Ground Lease term, and shall give Lender immediate written notice thereof and execute, acknowledge, deliver and record any document Lender requests to evidence the Deed of Trust’s lien on the extended or renewed term; provided, however, Property Owner need not exercise any such option or right if Lender has consented in writing to Property Owner forgoing it. If Property Owner fails to timely exercise any such option or right, Lender may exercise it as Property Owner’s agent and attorney-in-fact, in its own name or that of its nominee, as Lender may determine in its sole and absolute discretion.

(vii) Property Owner shall not waive, excuse, condone or in any way release or discharge any Ground Lease Party from its obligations, covenants or conditions under the Ground Lease without Lender’s prior written consent.

(viii) Property Owner shall not, without Lender’s prior written consent, surrender, terminate or forfeit, or suffer or permit the surrender, termination or forfeiture of, or change, modify or amend, the Ground Lease or the leasehold estate created thereby, other than an expiration of the Ground Lease pursuant to its terms.

(ix) Property Owner hereby assigns to Lender, as further security for the Loan Documents, all rights, privileges and prerogatives of Property Owner, as tenant under the Ground Lease, to surrender the leasehold estate or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such action taken without Lender’s prior written consent shall be void and of no force or effect.

(x) Notwithstanding anything to the contrary in the Ground Lease, Property Owner shall not sublet any portion of the Real Property (other than as permitted under Section 5.1.25 hereof) without Lender’s prior written consent. Each such sublease shall provide that (i) it will not terminate upon termination of the Ground Lease, (ii) it will not terminate by reason of any Deed of Trust foreclosure action unless the sublessee is specifically named and joined and a judgment is obtained against it, and (iii) upon such termination the sublessee shall attorn to the lessor under the Ground Lease or to the foreclosure purchaser, as applicable. Any portion of the Real Property so sublet shall be deemed included in the Real Property.

(rr) Zoning and Entitlements. Property Owner shall use and improve the Real Property in compliance with all land development, use, zoning and building code regulations and shall not use the Real Property or construct any Improvements thereon in violation thereof. Property Owner shall not knowingly permit or aid and abet any Tenant, sub-lessee, occupant or other Person claiming by or through Property Owner to violate or maintain a violation of any land development, use, zoning or building code regulation, and shall promptly take commercially reasonable steps, including suit in equity at its sole cost and expense, to cause any such violation to cease. Property Owner shall use commercially reasonable efforts to promptly remove, by payment or agreed resolution, any code enforcement, nuisance abatement or unsafe structures lien on the Real Property or any Improvements thereon, and to cure all notices of violation with respect to the Real Property. Without Lender’s prior written consent, Property Owner shall not (i) initiate or consent to any zoning reclassification of any portion of the Real Property, (ii) seek any variance, or allow any use of the Real Property, that could result in a non-conforming use under any zoning ordinance or other applicable land use law, rule or regulation, or (iii) apply for any discretionary or other zoning approval of any matter affecting the zoning or land use status of the Real Property.

15

(ss) Certificate of Occupancy. Property Owner shall use commercially reasonable efforts to obtain an unconditional permanent (or temporary) certificate of occupancy with respect to the entire Amphitheater Projects and shall keep such certificate of occupancy in effect at all times thereafter. Upon the issuance of a temporary certificate of occupancy, Property Owner shall (i) renew such certificate of occupancy on or prior to the expiration thereof under applicable Legal Requirements and (ii) provide evidence satisfactory to Lender of such renewal within two (2) Business Days after such renewal.

(tt) Chapter 380 Agreement. At all times until the indefeasible payment in full of the Note and all other Obligations or the earlier expiration or termination of the Chapter 380 Agreements in accordance with their respective terms, the El Paso 380 Agreement and the McKinney 380 Agreement (collectively, the “Chapter 380 Agreements”) shall remain in full force and effect. Company shall timely perform and observe all of its obligations under the Chapter 380 Agreements and shall promptly notify Lender of any default or notice of default thereunder.

6. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Loan Documents:

(a) Failure to Pay. The Company or any Guarantor, as applicable, shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Loan Document on the date due and such failure continues for five (5) Business Days following the due date thereof.

(b) Breaches of Covenants. The Company or any Guarantor shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any other Loan Document (other than those specified in Section 6(a)), and such failure shall continue for ten (10) Business Days after the earlier of the Company’s or such Guarantor’s actual knowledge thereof or written notice thereof from Lender.

(c) Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company or any Guarantor to Lender in writing in connection with this Note or any other Loan Document proves to have been false, incorrect, incomplete or misleading in any material respect when made or furnished;

(d) Voluntary Bankruptcy or Insolvency Proceedings. the Company or any Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing;

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any Guarantor, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any Guarantor or any of their respective subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement;

(f) Cross-Default. A material default or event of default by the Company or any Guarantor, beyond any applicable cure period, under any other loan agreement, extension of credit, security agreement, or any other agreement with another lender;

(g) Judgements. any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Company or any Guarantor or against any of their assets (including the Collateral), and, in each case, which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, unless the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves have been provided;

16

(h) Collateral. The Liens with respect to the Collateral granted to secure this Note cease to be valid or enforceable, or the Company shall assert, in any pleading in any court of competent jurisdiction, that any such Liens are invalid or unenforceable.

(i) Change of Control. The occurrence of a Change of Control.

7. Remedies. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 6(d) or 6(e)) and at any time thereafter during the continuance of such Event of Default, Lender may, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Section 6(d) or 6(e), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender may, in addition to any other rights available under the Loan Documents or applicable law: (a) exercise any and all rights and remedies available to a secured party under the Uniform Commercial Code, including taking possession of, holding and selling the Collateral; (b) enter upon any premises where the Collateral is located and take possession thereof; (c) sell, lease or otherwise dispose of the Collateral at public or private sale upon at least ten (10) days’ prior written notice to the Company; (d) apply the proceeds of any sale or other disposition of the Collateral to the Obligations, with the Company remaining liable for any deficiency; (e) seek specific performance, injunctive relief or other equitable relief; and (f) exercise any other right, power or remedy permitted by the Loan Documents or applicable law, either by suit in equity or by action at law, or both. All of Lender’s rights and remedies shall be cumulative and non-exclusive.

8. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Anti-Terrorism Law” and “Anti-Terrorism Laws” mean any applicable law related to money laundering or financing terrorism including the USA Patriot Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § I et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Broken Arrow Property” means the Broken Arrow property, as more particularly described in that certain Economic Development Agreement, dated as of October 3, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified), by and among Sunset at Broken Arrow, LLC, Broken Arrow Economic Development Authority and City of Broken Arrow, Oklahoma, together with any structures or fixtures thereon.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are authorized or required to be closed in the State of Texas.

“Centennial Property” has the meaning set forth in Exhibit A.

“Change of Control” means the consummation of: (i) the acquisition by a person or group of persons, in a single transaction or a series of related transactions (by sale, merger, consolidation, recapitalization, reorganization or similar transaction) of more than 25% of the combined voting power of the outstanding securities of the Company or any subsidiary or any entity that is under common control with the Company (a “Business Combination”), other than a Business Combination in which more than 25% of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by JW Roth or his affiliates or (ii) a sale of all or substantially all of the Company’s and its subsidiaries assets, taken as a whole.

17

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” has the meaning set forth in Section 2 above.

“Collateral Documents” means the Deeds of Trust, the Security Agreement, any Incentive Assignment Agreements, and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, or any part thereof.

“Condemnation” means (a) any taking of all or any part of any Real Property or any interest therein or right accruing thereto, whether by eminent domain or otherwise, (b) any voluntary conveyance or transfer of all or any part of any Real Property or any interest therein or right accruing thereto in lieu of or in anticipation of any such taking, and (c) any temporary or permanent loss of the use of all or any part of any Real Property as a result of any action by any governmental authority or other person having the power of condemnation.

“Controlled Group” means all members of a controlled group of entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.

“Controlled Substances Laws” shall mean the Federal Controlled Substances Act (21 U.S.C. §801 et seq.) or any other similar or related federal, state or local law, ordinance, code, rule, regulation or order.

“Deed of Trust” shall mean any of (a) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by El Paso Improvement Owner and El Paso Ground Owner for the benefit of Lender, as the same may be amended, modified, restated or supplemented from time to time, securing a first lien position in the El Paso Property, (b) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by McKinney Improvement Owner and McKinney Ground Owner for the benefit of Lender, as the same may be amended, modified, restated or supplemented from time to time, securing a first lien position in the McKinney Property, (c) the Deed of Trust, Assignment of Rents and Leases and Security Agreement executed by Hall at Centennial LLC for the benefit of Lender, as the same may be amended, modified, restated or supplemented from time to time, securing a first lien position in the Centennial Property, and (d) the Deed of Trust, Assignment of Rents and Leases and Security Agreement executed by SHC Owner for the benefit of Lender, as the same may be amended, modified, restated or supplemented from time to time, securing a second lien position in the SHC Property.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“El Paso 380 Agreement” means that certain Chapter 380 Economic Development Agreement, dated as of July 2, 2024, by and between the City of El Paso, Texas, a Texas home rule municipal corporation and Notes Live, Inc., a Colorado corporation, and its subsidiaries/affiliates (as amended, restated, amended and restated, supplemented or otherwise modified).

“El Paso Ground Lease” means that certain Ground Lease Agreement dated as of May 8, 2025, by and between El Paso Ground Owner, as lessor, and Sunset at El Paso, LLC, as lessee.

“El Paso Property” has the meaning set forth in Exhibit A.

“Environmental Laws” means any laws or regulations relating: (i) to releases, discharges, emissions or disposals to air, water, land or groundwater; (ii) to the withdrawal or use of groundwater; (iii) to the use, handling or disposal of Hazardous Substances, including, without limitation, polychlorinated biphenyls (PCB’s), asbestos or urea formaldehyde; (iv) to the treatment, storage, disposal or management of Hazardous Substances, and any other solid, liquid or gaseous substance, exposure to which is prohibited, limited or regulated, or may or could pose a hazard to the health and safety of the occupants of any of the Company’s or its subsidiaries’ real properties or any Real Property adjacent to the Company’s or subsidiaries’ real properties; (v) to the exposure of Persons to Hazardous Substances; and (vi) to the transportation, storage, disposal, management or release of gaseous or liquid substances, and any order, injunction, judgment, declaration, notice or demand issued thereunder.

18

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) a withdrawal by the Company or any ERISA Affiliate from a Plan subject to § 4063 of ERISA during a plan year in which it was a substantial employer (as defined in § 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under§ 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or the assertion by a Multiemployer Plan that the Company or any ERISA Affiliate has Withdrawal Liabilities or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of§ 432 of the Code or § 305 of ERISA; (d) the filing of a notice of intent to terminate or partially terminate a Plan with the PBGC or the actual termination or partial termination of a Plan subject to Title IV of ERISA, the treatment of a Plan amendment as a termination or partial termination under § 4041 of ERISA, the commencement of proceedings by the PBGC to terminate or partially terminate a Plan, or the termination or partial termination of a Multiemployer Plan under § 4041A of ERISA; (e) an event or condition that would reasonably be expected to constitute grounds under § 4042 of ERISA for the termination or partial termination of, or the appointment of a trustee to administer, any Plan; (f) an application for a funding waiver or an extension of any amortization period pursuant to § 412 of the Code with respect to any Plan; (g) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in§ 430(i)(4) of the Code or§ 303(i)(4) of ERISA); (h) a non-exempt prohibited transaction with respect to any Plan for which the Company is liable; or (i) a violation of the applicable requirements of § 404 or 405 of ERISA or the exclusive benefit rule under§ 401(a)(2) of the Code by any fiduciary or disqualified Person with respect to any Plan for which the Company is liable.

“Event of Default” has the meaning given in Section 6 hereof.

“FireSuite Receivables” has the meaning set forth in Exhibit A.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Ground Lease” means, individually or collectively the El Paso Ground Lease and the McKinney Ground Lease, in each case as the same may be amended, restated, supplemented, assigned, or otherwise modified from time to time in accordance with its terms and this Agreement.

“Ground Lease Party” means individually or collectively as the context so requires, each of the parties to each Ground Lease.

“Guarantor” means, individually, McKinney Improvement Owner, McKinney Ground Owner, El Paso Improvement Owner, El Paso Ground Owner, Centennial Owner, and SHC Owner, and each other Person, if any, who executes and delivers this Note (including a joinder to this Note) or a separate guaranty, in each case for the benefit of Lender in connection with this Note, and “Guarantors” means, collectively, all such Persons.

“Guaranty” means a guaranty of payment and performance executed by a Guarantor for the benefit of Lender, and “Guaranties” means, collectively, all such guaranties.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, or petroleum, and all other chemicals, wastes, substances and materials listed in, regulated by, subject to, or deemed hazardous or toxic under any Environmental Law.

19

“Improvements” shall mean all existing and future buildings, structures, facilities, fixtures, additions and similar construction to or on the Real Property.

“Incentive Assignment Agreements” shall mean any collateral assignment agreement required by Lender to perfect its Lien on any government incentive payments and refunds and rebates.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Collateral or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, any Environmental Laws, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, the Controlled Substances Laws and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Company or any Guarantor at any time in force affecting Company, any Guarantor, the Collateral or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Real Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, and any contingent or other agreement to provide any of the foregoing but not including the interest of a lessor under a lease which is not a capital lease.

“Loan Documents” shall mean this Note, the Collateral Documents, the Guaranties, and any other agreements, instruments or documents delivered in connection herewith, in each case as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” means: (a) a material adverse change in, or an event or existence of a condition which has material adverse effect upon, the financial condition of the Company or any Guarantor, which results in the material impairment of the ability of the Company or any Guarantor to perform any of their respective obligations under the Loan Documents; (b) a material impairment of the rights and remedies of Lender under the Loan Documents; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Loan Document or the rights and remedies of Lender thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“McKinney 380 Agreement” means that certain Chapter 380, Grant, and Development Agreement, dated as of April 16, 2024, by and among the City of McKinney, Texas, McKinney Economic Development Corporation, McKinney Community Development Corporation and Notes Live, Inc. (as amended, restated, amended and restated, supplemented or otherwise modified).

“McKinney FireSuite” has the meaning set forth in Schedule II.

“McKinney Ground Lease” means that certain Ground Lease Agreement dated as of January 14, 2025, by and between McKinney Ground Owner, as lessor, and Sunset at McKinney, LLC, as lessee

“McKinney Property” has the meaning set forth in Exhibit A.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 400l(a)(3) of ERISA) to which the Company or any ERISA Affiliate contributes or is obligated to contribute.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Lender of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Loan Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

20

“Other Consideration” means, collectively, the Tax Work, the McKinney FireSuite and the Tax Partner and Branding Agreement.

[***] “Permitted Liens” means (a) Liens arising by statute; (b) mechanics’, workmen’s, materialmen’s, landlords’, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest; (c) Liens granted in favor of Lender pursuant to the Collateral Documents; (d) Liens resulting from taxes which have not yet become delinquent, and as to which adequate reserves have been provided; (e) leases or licenses with respect to such Collateral; (f) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and which do not materially detract from the value of such property or impair the use thereof in the business of the Company; (g) permitted exceptions to the Title Policy; (h) Liens under the Pueblo Facility; (i) Liens under [***]; provided, that the terms thereof (A) are in no way adverse to Lender’s interests and (B) expressly provide that borrower thereof may collaterally assign [***] to Lender or another secured party; (j) existing Liens on (i) the SHC Property under the Pueblo Facility and (ii) the McKinney Property and personal property appurtenant thereto pursuant to the McKinney 380 Agreement and the promissory note delivered by the Company in connection with the McKinney 380 Agreement in favor of the McKinney Economic Development Corporation, in each case, under this clause (j) that are in the public record as of the date of this Note and that were disclosed to Lender prior to the date of this Note; and (k) such other Liens as may be permitted by Lender in writing.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries.

“Property Owner” means, with respect to any Real Property, (a) the Guarantor that owns, directly or indirectly, the fee, leasehold or other ownership interest in such Real Property, and (b) the Company and each Affiliate of the Company to the extent such Person has any ownership, management, control or other interest in, or rights or obligations relating to, such Real Property.

“Pueblo Facility” means that certain Credit Agreement, dated as of May 27, 2025, by and between the Company, as borrower, and the Pueblo Bank and Trust Company d/b/a PB&T Bank, as lender, and all other Loan Documents (as defined therein) related thereto.

“REA” means, individually and/or collectively, as the context may require, each reciprocal easement, covenant, condition and restriction agreement or similar agreement affecting the Real Property and any future reciprocal easement or similar agreement affecting the Property.

“Real Property” shall mean with respect to any of the McKinney Property, El Paso Property, the Centennial Property, and the SHC Property, each as more fully described in Exhibit A hereto, the applicable property owner’s right, title and interest to the following: (a) all buildings, structures, and Improvements now or hereafter located on such tracts, as well as all rights-of-way, easements, and other appurtenances thereto; (b) any land lying between the boundaries of such tracts and the center line of any adjacent street, road, avenue, or alley, whether opened or proposed; (c) all of the rents, income, receipts, revenues, issues and profits of and froth such tracts and Improvements; (d) in any (i) water and water rights (whether decreed or undecreed, tributary, nontributary or not nontributary, surface or underground, or appropriated or. unappropriated); (ii) ditches and ditch rights; (iii) spring and spring rights; (iv) reservoir and reservoir rights; (v) well rights, whether adjudicated or evidenced by any well or other permit; (vi) decreed or pending plan or augmentation or water exchange plan; and (vii) shares of stock in water, ditch and canal companies and all other evidence of such rights, which are now owned or hereafter acquired by the applicable property owner and which are appurtenant to or which have been used in connection with such tracts or Improvements, if any; (e) all oil and gas rights, minerals, trees, shrubs, flowers and landscaping features now or hereafter located on, under or above such tracts, if any, which are now owned or hereafter acquired by the applicable property owner; (f) all machinery, apparatus, equipment, fittings, fixtures (whether actually or constructively attached, and including all trade, domestic, and ornamental fixtures) now or hereafter located in, upon, or under such tracts or Improvements and used or usable in connection with any present or future operation thereof, including but not limited to all equipment for the purposes of supplying or distributing heating, air-conditioning, freezing, lighting, gas, water, air, laundry, incinerating and power equipment, all elevators and related machinery; including but not limited to engines; pipes; pumps; tanks; motors; conduits; switchboards; plumbing, lifting, cleaning, fire prevention, fire extinguishing, refrigerating, ventilating, cooking, and communications apparatus; boilers, water heaters, ranges, furnaces, and burners; appliances; vacuum cleaning systems; elevators; escalators; shades; awnings; screens; storm doors and windows; stoves; refrigerators; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; and all additions thereto and replacements therefor; (g) all development rights associated with such tracts, whether previously or subsequently transferred to such tracts from other real property or now or hereafter susceptible of transfer from such tracts to other real property; (h) any and all insurance proceeds, and any and all awards, including interest, previously and hereafter made to the applicable property owner for taking by eminent domain or by agreement in lieu of any such action of the whole or any part of such parcel or any easements used in connection with such parcel; and (i) all other and greater rights and interests of every nature in such tracts and in the possession or use thereof and income therefrom, whether now owned or subsequently acquired by the applicable property owner.

21

“Security Agreement” means that certain Security Agreement, dated as of the date hereof, by and among the Company, each other Guarantor, Lender and each other party that becomes a party thereto.

“SHC Property” has the meaning set forth in Exhibit A.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person, on a consolidated basis with its \subsidiaries, exceeds its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, (b) the present fair saleable value of the property of such Person, on a consolidated basis with its subsidiaries, is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such debts and other liabilities become absolute and matured, (c) such Person, on a consolidated basis with its subsidiaries, is able to pay its debts and liabilities, subordinated, contingent or otherwise, on a consolidated basis, as such liabilities become absolute and matured and (d) such Person, on a consolidated basis with its subsidiaries, is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Tax Work” has the meaning set forth in Section 5(dd).

“Tax Partner and Branding Agreement” has the meaning set forth in Schedule II hereto.

“Tenant” means any Person leasing, subleasing, licensing or otherwise using or occupying, or entitled to use or occupy, any portion of the Real Property pursuant to a Lease, but excluding Company, any Property Owner, and the respective Affiliates, employees, agents and assigns of the foregoing.

“Transfer” means any direct or indirect sale, assignment, conveyance, mortgage, transfer, pledge, hypothecation, encumbrance, lien or other disposition of any legal or beneficial interest (including, without limitation, any interest in profits or proceeds related to any ownership interest) or entering into any agreement with respect to the foregoing, by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise, or where used as a verb, means to directly or indirectly sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, lien, enter into a [***], grant a security interest in, exchange or otherwise dispose of any legal or beneficial interest or grant any option or warrant with respect thereto, or any allocation of Company’s assets among newly divided limited liability companies pursuant to a plan of division under applicable law.

“Title Policy” has the meaning set forth in Schedule II hereto.

22

“Withdrawal Liabilities” means the aggregate amount of the liabilities to the Company or any ERISA Affiliate, if any, pursuant to § 4201 of ERISA if the Company or any ERISA Affiliate made a complete or partial withdrawal from all Multiemployer Plans and any increase in contributions to a Multiemployer Plan by the Company or any ERISA Affiliate pursuant to § 4243 of ERISA.

9. Miscellaneous.

(a) Successors and Assigns; Assignment.

(i) The rights and obligations of the Company and Lender shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) Prior to an Event of Default, neither the Company, Lender nor any successor holder of this Note may assign its rights, interests or obligations under this Note without the consent of the other party thereto. Upon an Event of Default, Lender or any other successor holder of this Note may assign this Note without the Company’s consent.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and Lender; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Lender’s written consent, or (ii) reduce the rate of interest of this Note without Lender’s written consent.

(c) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail (if to Lender) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Lender, to Lender’s address or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or, until such holder so furnishes an address or electronic mail address to the Company, then to the address or electronic mail address of the last holder of this Note for which the Company has contact information in its records; or

(ii) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1755 Telstar Dr., Suite 501, Colorado Springs, CO 80920, or at such other current address as the Company shall have furnished to Lender, with a copy (which shall not constitute notice) to Dykema Gossett PLLC, Attn: Peter Waltz, 111 E. Kilbourn Ave., Suite 1050, Milwaukee, WI 53202, email: Pwaltz@Dykema.com.

(iii) Each such notice or other communication shall for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, postage prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(iv) Lender consents to the delivery of any notice to stockholders given by the Company under the Colorado Business Corporation Act or the Company’s articles of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Lender in the Company’s records, (ii) electronic mail to any electronic mail address for Lender in the Company’s records, (iii) posting on an electronic network together with separate notice to Lender of such specific posting or (iv) any other form of electronic transmission directed to Lender. This consent may be revoked by Lender by written notice to the Company.

23

(d) Payment. Payment shall be made in lawful tender of the United States.

(e) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(g) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas, or of any other state.

(h) Jurisdiction and Venue. Each of Lender, the Company and each Guarantor hereby submits and consents irrevocably to the exclusive jurisdiction of the courts of the State of Texas and the United States District Court for the Northern District of Texas for the interpretation and enforcement of the provisions of this Note. Each of Lender, the Company and each Guarantor also agrees that the jurisdiction over such persons and the subject matter of such dispute shall be effected by the mailing of process or other papers in connection with any such action in the manner provided for in Section 9(c) or in such other manner as may be lawful, and that service in such manner shall constitute valid and sufficient service of process.

(i) Waiver of Jury Trial. BY ACCEPTANCE OF THIS NOTE, LENDER HEREBY AGREES, THE COMPANY HEREBY AGREES, AND EACH GUARANTOR HEREBY AGREES, TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OF THE LOAN DOCUMENTS.

(j) Tax Withholding. All payments to be made by the Company to the Lender under this Agreement shall be made free and clear of and without any tax deduction unless it is required to make a tax deduction pursuant to applicable law, in which case, except to the extent applicable to Lender’s failure to deliver an applicable Internal Revenue Service Form W-9, the sum payable by it (in respect of which such tax deduction is required to be made) shall be increased to the extent necessary to ensure the Lender receives a sum net of any deduction or withholding equal to the sum which it would have received had no such tax deduction been made or required to be made.

(k) Pari Passu Other Consideration. The Company acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the Other Consideration. The obligations of the Company with respect to the Other Consideration shall be secured obligations, sharing pari passu with the Collateral and the Guaranties (other than the JW Roth Guarantee which shall in no case be deemed to guaranty any payment or performance of any obligation of the Company or any other Person with respect to, any engagement, agreement, or obligation related to the Other Consideration) securing this Note.

(l) McKinney Property Cooperation. Lender shall cooperate as reasonably necessary to ensure that any encumbrance upon the McKinney Property in Lender’s favor does not interfere with, delay or encumber the Company’s ability to execute upon and receive [***] related to [***].

10. Guaranty.

(a) Guaranty.

(i) Each Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to Lender and its successors, endorsees, transferees and assigns the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

24

(ii) In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of each Guarantor under this Section 10 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of each Guarantor’s liability under this Section 10, then, notwithstanding any other provision of this Section 10 to the contrary, the amount of such liability shall, without any further action by any Guarantor or Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being such Guarantor’s “Maximum Liability”). This Section 10(a)(ii) with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of Lender to the maximum extent not subject to avoidance under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor hereunder without impairing this guarantee or affecting the rights and remedies of Lender hereunder; provided, however, that nothing in this sentence shall be construed to increase each Guarantor’s obligations hereunder beyond its Maximum Liability.

(iii) This guarantee shall remain in full force and effect until the Obligations have been paid in full.

(iv) No payment made by any Guarantor, any other Guarantor or any other Person or received or collected by Lender from any Guarantor, any other Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantors hereunder, which shall, notwithstanding any such payment (other than any payment made by the Guarantors in respect of the Obligations or any payment received or collected from the Guarantors in respect of the Obligations), remain liable for the Obligations until the Obligations have been paid in full.

(b) No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by Lender, no Guarantor shall be entitled to be subrogated to any of the rights of Lender against the Company or any other Guarantor or guarantee or right of offset held by Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by any Guarantor under this guarantee, until the Obligations are paid in full in immediately available funds. All rights and claims of the Guarantors based upon or relating to any right of contribution, reimbursement, indemnification or subrogation against the Company or any other Guarantor shall be fully subordinated to the Obligations until the Obligations are paid in full in immediately available funds. If any amount shall be paid to the Guarantors on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in immediately available funds, such amount shall be held by the Guarantors for the benefit of Lender, and shall, forthwith upon receipt by the Guarantors, be turned over to Lender in the exact form received by the Guarantors (duly indorsed by the applicable Guarantor to Lender, if required), to be applied against the Obligations, whether matured or unmatured, in such order as Lender may determine.

(c) Amendments, Etc. With Respect to the Obligations. To the fullest extent permitted by applicable law, each Guarantor shall remain obligated under this guarantee notwithstanding that, without any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by Lender may be rescinded by Lender and any of the Obligations continued, and the Obligations or the liability of any other Person upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Lender, and this Note and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, in accordance with Section 9(b), as Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released without affecting any Guarantor’s obligations under this Section 10.

25

(d) Guarantee Absolute and Unconditional. To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Lender upon this guarantee or acceptance of this guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 10; and all dealings between any Guarantor, on the one hand, and Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 10. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Company with respect to the Obligations. Each Guarantor understands and agrees that this guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance and not merely of collectability without regard to, and each Guarantor hereby waives (to the extent permitted by applicable law) all rights, claims or defenses that it might otherwise have with respect to, each of the following: (i) the validity or enforceability of this Note, any of the Obligations or any other guarantee or right of offset with respect thereto at any time or from time to time held by Lender, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Company or any other Person against Lender, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Company) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of each Guarantor under this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against the Guarantors, Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Company, any other Guarantor or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Company, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Company, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve the Guarantors of any obligation or liability under this Section 10, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against the Guarantors under this Section 10. For purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

(e) Reinstatement. This Section 10 shall continue to be effective, or shall be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property, or otherwise, all as though such payments had not been made.

(Signature Page Follow)

26

The Company and each Guarantor has caused this Note to be issued as of the date first written above.

VENU HOLDING CORPORATION, as the Company

By:	/s/ JW Roth
Name:	JW Roth
Title:	Chairman and CEO

SUNSET AT MCKINNEY, LLC,

SUNSET GROUND AT MCKINNEY LLC,

SUNSET AT EL PASO LLC,

SUNSET GROUND AT EL PASO LLC,

HALL AT CENTENNIAL LLC,

SUNSET HOSPITALITY COLLECTION, LLC, each as a Guarantor

By:	Notes Live Real Estate LLC
Its:	Manager / Managing Member

By:	/s/ JW Roth
Name:	JW Roth
Title:	Manager

[Signature Page to Secured Promissory Note and Guaranty Agreement]

Acknowledged and Agreed: Ryan, LLC, as Lender

By:	/s/ G. Brint Ryan
Name:	G. Brint Ryan
Title:	Chairman and Chief Executive Officer

[Signature Page to Secured Promissory Note and Guaranty Agreement]

SCHEDULE I

Lender

Name	Loan Amount	Loan Date
Ryan, LLC	$20,000,000	July 17, 2026

Total	$20,000,000

[Schedule I to Secured Promissory Note and Guaranty Agreement]

SCHEDULE II

Post-Closing Matters

1.	Within 20 Business Days of the date of this Note (or such longer period as Lender may agree in its reasonable discretion), the Company, each Guarantor and Lender shall have used commercially reasonable efforts to cause each of the Deeds of Trust to have been entered into and filed in the appropriate records of the county in which the applicable Real Property is located.

2.	Within 20 Business Days of the date of this Note (or such longer period as Lender may agree in its reasonable discretion), the Company shall use reasonable efforts to deliver to Lender an ALTA Loan Policy -07-30-21 (or in such other form as Lender may approve), with Amendments, Lender’s title commitment in form and substance reasonably acceptable to Lender in its reasonable discretion issued by Land Title Guarantee Company, with all preprinted exceptions deleted, insuring each Deed of Trust to be a valid Lien upon the fee title to the applicable to each Real Property, and in each case shall provide for no Liens against the Real Property except as reasonably approved by Lender, and shall include such title insurance endorsements or other protections as Lender may reasonably request (the “Title Policy”).

3.	Within 20 Business Days of the date of this Note (or such longer period as Lender may agree in its reasonable discretion), the Company, the applicable Guarantor and Lender shall have used commercially reasonable efforts to cause Lender to receive a subordination, non-disturbance and attornment agreement with respect to each Ground Lease, in form and substance reasonably satisfactory to Lender in its reasonable discretion, executed and delivered by the Ground Lease Parties thereto and providing for, among other things, the subordination of such Ground Lease to the applicable Deed of Trust.

4.	Within 10 Business Days of the date of this Note (or such longer period as Lender may agree in its reasonable discretion), Lender and the Company shall have entered into a definitive agreement in form and substance satisfactory to Lender whereby Lender shall receive the full outright ownership of a 6-seat FireSuite located at the McKinney Property (the “McKinney FireSuite”).

5.	Within 10 Business Days of the date of this Note (or such longer period as Lender may agree in its reasonable discretion), Lender and the Company shall have entered into a definitive agreement in form and substance satisfactory to the parties providing, among other things, that for a period of five (5) years after any venue opens, Lender will have business and consumer tax category exclusivity and be recognized as the official tax partner of the Company with respect to such venue, with related branding and signage visible at such venue with any such signage and related rights to be made available at the venue(s) consistent with its ordinary business practices (including Lender incurring out of pocket expenses for signage and promotional materials) and in a manner that does not interfere, or conflict with the rights of any naming right sponsor for such venue (the “Tax Partner and Branding Agreement”).

6.	Within 20 Business Days after the date of this Note (or such longer period as Lender may approve in its reasonable discretion), Company shall cause each Property Owner to execute and deliver to Lender an Environmental Indemnity in form and substance reasonably satisfactory to Lender.

[Schedule II to Secured Promissory Note and Guaranty Agreement]

Exhibit A

Collateral and Real Property Descriptions

Collateral

1.	The McKinney property, as more particularly described below (together with any and all buildings, structures, improvements, fixtures and all other property, rights and interests related thereto constituting collateral under the Deed of Trust encumbering such McKinney property, collectively, the “McKinney Property”); provided that the McKinney Property shall only be included in the Collateral once necessary consents are received from the City of McKinney permitting it to do so.

2.	The El Paso property, as more particularly described below (together with any and all buildings, structures, improvements, fixtures and all other property, rights and interests related thereto constituting collateral under the Deed of Trust encumbering such El Paso property, collectively, the “El Paso Property”).

3.	The Centennial property, as more particularly described below (together with any and all and all buildings, structures, improvements, fixtures and all other property, rights and interests related thereto constituting collateral under the Deed of Trust encumbering such Centennial property, collectively, the “Centennial Property”).

4.	All government incentive payments and refunds and rebates related to the McKinney Property and the El Paso Property to be paid pursuant to the McKinney 380 Agreement and the El Paso 380 Agreement, respectively, including, including but not limited to, the proceeds of that certain escrow payment reimbursement in an amount of approximately $10,950,000 with respect to the McKinney Property pursuant to the McKinney 380 Agreement; provided that rebates with respect to the El Paso Property shall only be included in the Collateral once necessary consents are received from the City of El Paso pursuant to an Incentive Assignment Agreement.

5.	The proceeds of [***].

6.	The Sunset Hospitality Collection property, as more particularly described in Exhibit A hereto (together with any and all buildings, structures, improvements, fixtures and all other property, rights and interests related thereto constituting collateral under the Deed of Trust encumbering such property, collectively, the “SHC Property”).

7.	All outstanding cash deposit receivables owed by FireSuite purchasers and investors (but excluding cash delivered by purchasers and investors at the time of the sale) across all of the Company’s and its subsidiaries’ locations, including but not limited to McKinney, Broken Arrow, El Paso, Houston and Centennial (the “FireSuite Receivables”).

McKinney Property Description

McKinney Property Description (continued)

McKinney Property Description (continued)

El Paso Property Description

Centennial Property Description

SHC Property Description

[Exhibit A to Secured Promissory Note and Guaranty Agreement]